Exhibit 99.1
SPARTON CORPORATION AND LAWNDALE CAPITAL MANAGEMENT
ANNOUNCE ADDITIONS TO SPARTON’S BOARD OF DIRECTORS
Jackson, Michigan and Mill Valley, California, September 18, 2008 — Sparton Corporation (NYSE: SPA) and Lawndale Capital Management, LLC (“Lawndale”), Sparton’s largest independent shareholder, announced today the immediate addition of two independent members to the Company’s Board of Directors. Mr. Joseph J. Hartnett and Mr. James R. Swartwout were added to Sparton’s Board in the class of directors that the Company will nominate for reelection at the 2008 and 2009 annual shareholders meeting, respectively.
Pursuant to an agreement between Sparton and Lawndale, the Nominating and Corporate Governance Committee of Sparton’s Board of Directors selected these two directors from a list of experienced individuals recommended by Lawndale. Under terms of the agreement, Sparton’s Board expanded the number of directors temporarily from 9 to 11 and will reduce the size of its Board to no more than 10 directors by the 2009 annual shareholders meeting without affecting either of the two new directors.
Mr. Richard Langley, Interim CEO, stated, “We are delighted to have two new highly qualified individuals on our Board. We look forward to them quickly familiarizing themselves with our business and helping Sparton return to positive cash flow and profitability.”
To quickly integrate these new directors into the Board and to facilitate their involvement addressing challenges and opportunities facing Sparton, Mr. Swartwout has been appointed to the Executive Committee of the Board of Directors. Further, if the CEO Search Committee has not completed its efforts by the time of Sparton’s 2008 annual meeting, one of the new directors will be added to the CEO Search Committee.
Andrew Shapiro, Lawndale’s Managing Member, stated, “We are pleased to have worked productively with Sparton to identify such experienced individuals, whose addition to the Board will assist in the creation of shareholder value. We look forward to continued constructive dialogue with Sparton’s Board.
Mr. Hartnett has been employed by Ingenient Technologies, Inc. for approximately one year and is currently its President and Chief Executive Officer. He worked for U.S. Robotics Corporation from 2000 to 2006 where, as President, CEO and member of the Board of Directors, he helped lead this company’s turnaround and eventual sale. Prior to that, he spent 15 years with Grant Thornton, a leading accounting and management consulting firm. He graduated from the University of Illinois with a degree in accounting. Mr. Hartnett’s management and team building experience along with his participation in turnaround assignments will expand the Board’s skills in these areas.
Mr. Swartwout was most recently the Co-CEO and member of the Board of Directors of Habasit Holding America, Inc., the successor to Summa Industries, a publicly traded manufacturer of diversified plastic products for industrial and commercial markets. Prior to Habasit’s acquisition of Summa in 2006, Mr. Swartwout led the turnaround and growth of Summa as Chairman, CEO and CFO from 1990 and CFO from 1988-1990.

He graduated from Lafayette College with a BS in Industrial Engineering and has a MBA from the University of Southern California. Mr. Swartwout’s business building, industrial operational experience and strategic perspective will be an excellent addition to the Sparton Board.
As part of the agreement between Sparton and Lawndale, Lawndale has agreed to vote for Sparton’s recommended director slates at both the 2008 and 2009 annual meeting of shareholders and to refrain from certain actions up to and through the 2009 annual shareholders meeting. Lawndale will have the option to terminate the agreement 90 days before the 2009 annual meeting if certain conditions are not met, including, but not limited to, if Sparton’s stock is trading below $4.00 per share.
As previously announced, Sparton’s 2008 Annual Meeting will be held on November 12 at the Ella Sharp Museum of Art and History located at 3225 Fourth Street in Jackson, Michigan, starting at 10:00 am.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 108th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has seven manufacturing locations world-wide. The Company’s Web site may be accessed at http://www.sparton.com.
About Lawndale Capital Management, LLC.
Lawndale Capital Management, LLC and the funds it manages have been large long-term shareowners of Sparton, presently owning 967,536 or 9.9% of Sparton’s outstanding shares.
Headquartered in Mill Valley, CA, Lawndale Capital Management, LLC is an investment advisor that manages activist hedge funds that have focused on creating and unlocking shareholder value in micro- and small-cap companies for more than 15 years.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.